SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

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                            FORM 8-K





                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934








                        October 15, 1997
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                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
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       (Exact name of registrant as specified in charter)


       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                Tacoma, Washington 98477-2999
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           (Address of principal executive offices)
                          (zip code)

       Registrant's telephone number, including area code:
                         (253) 924-2345

Item 5. Other Events

On October 14, 1997, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY - Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings before special items of $107 million, or 53 cents per common share, compared with $120 million, or 60 cents per common share, for the same period last year. Net sales for the quarter ended September 28 were $2.8 billion compared with $2.9 billion for the same quarter last year.

During the quarter, Weyerhaeuser recorded a special after-tax net gain associated with the company's on-going efforts to narrow its focus and upgrade the quality of the assets of its core business. The net gain of $7 million, or 4 cents per common share, reflects a gain from the sale of a chemical business in Canada and charges associated with previously announced plans to close the plywood facility in Philadelphia, Mississippi.

Including this gain, net earnings were $114 million, or 57 cents per common share.

For the first nine months, Weyerhaeuser reported net earnings before special items of $243 million, or $1.22 per common share.

During the same period last year, net earnings were $365 million, or $1.84 per common share. Including special items, net earnings for the first nine months in 1997 were $244 million, or $1.23 per common share.

Net sales during the first nine months were $8.3 billion, unchanged from the same period last year.

`During the third quarter we continued to see improvement in our Pulp, Paper and Packaging business,' said John W. Creighton, Jr., Weyerhaeuser president and chief executive officer. `This improvement began late in the second quarter following the implementation of price increases in pulp, paper and newsprint. Global economic growth continues to drive increasing demand for pulp and paper products and improved market prices for most pulp, paper and packaging products.
The performance of our Timberland and Wood Products businesses, however, has been hurt by a weak Japanese housing market. We believe the slowdown in the Japanese market could continue to affect our results into next year.'

Results by segment for the third quarter:

 . Timberlands and Wood Products: Operating earnings,including the charge associated with the plywood mill closure, were $172 million. Excluding the charge, the segment reported operating earnings of $182 million compared with $210 million last year. In addition to slower lumber and log sales in Japan, lower domestic structural panel prices also affected the segment's performance.

 . Pulp, Paper and Packaging: Operating earnings were $97 million, including the gain on the sale of Saskatoon
  Chemicals. Excluding the gain, the segment reported operating earnings of $76 million compared with $79 million for the third quarter last year.

 . Real Estate and related assets: Earnings were $24 million compared with $5 million last year. Strong real estate markets in the area served by the segment contributed to this increase.

Weyerhaeuser Company is one of the largest integrated forest product companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It also is one of North America's largest recyclers of office wastepaper, newspaper and corrugated boxes.
                              ###
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Comments by John W. Creighton, Jr. contain statements
concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks that may cause actual results to differ materially from those projected. The company's businesses are cyclical in nature and are influenced by economic factors such as interest rates, housing starts, industrial production and GDP growth in the United States. The company's performance is also affected by its ability to successfully implement its business improvement plans and other internal performance objectives and its ability to achieve expected returns on numerous capital projects. Many of the company's products are used in the manufacture of other products and face the threat of customers substituting other materials. The company is also a large exporter and is affected both by changes in economic activity in Europe and Asia, particularly by changes in GDP and housing starts in Japan, our largest export market, and by changes in currency exchange rates. The company's timberlands and manufacturing facilities are subject to extensive forestry, land use and environmental regulations that change frequently. The company's major businesses are also affected by government policies regarding the management of public lands in the United States and Canada and by international trade restrictions. In addition to unanticipated changes in government regulation and policy, natural disasters and unusual weather conditions can damage the company's forests and operations and impact supply conditions for the company's products."

                          SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEYERHAEUSER COMPANY

                                   By   /s/ K. J. Stancato
                                        ---------------------
                                   Its: Vice President and Controller

Date:  October 15, 1997